Exhibit 5.1

January 12, 2011

United States Securities and Exchange Commission

Penn West Petroleum Ltd.

Dear Sirs/Mesdames:

Re:     Penn West Petroleum Ltd. – Form F-3 Registration Statement

We have acted as Canadian counsel to Penn West Petroleum Ltd., a corporation amalgamated under the laws of the Province of Alberta (the “Corporation”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 10,000,000 common shares (the “Common Shares”) issuable pursuant to the Corporation’s Amended and Restated Dividend Reinvestment and Optional Common Share Purchase Plan (the “Plan”). This opinion is being furnished to you as a supporting document for the Registration Statement.

We have reviewed the Plan, the Registration Statement and resolutions of the board of directors of the Corporation approving said documents and various related matters, and we have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed.

The use herein of the phrase “fully paid and non-assessable” in respect of Common Shares means that the holder of such Common Shares will not, after the issuance to them of such Common Shares, be liable to pay further amounts to the Corporation in respect of the issue price payable for such Common Shares. No opinion is expressed as to the actual receipt by the Corporation of the consideration for the issuance of such Common Shares or as to the adequacy of any consideration received.

The opinion expressed in paragraph (i) below is limited to the laws of the Province of Alberta, including the federal laws of Canada applicable therein. The opinion expressed in paragraph (ii) below is limited to the federal income tax laws of Canada. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth in paragraph (ii) below. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based on the foregoing, we are of the opinion that:

(i)	The Common Shares to be issued pursuant to the Plan have been duly authorized for issuance and, when and to the extent issued in accordance with the Plan, such Common Shares will be issued as fully paid and non-assessable Common Shares of the Corporation; and

BURNET, DUCKWORTH & PALMER LLP	January 12, 2011

(ii)	Subject to the qualifications set forth therein, the summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan, who for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and any applicable tax treaty, and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold (and is not deemed under the Tax Act to use or hold) common shares in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere, set forth under the caption “Canadian Federal Income Tax Considerations – Non-Residents of Canada” in the Registration Statement, is an adequate summary in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act.

Yours truly,

(signed) “Burnet, Duckworth & Palmer LLP”